EXHIBIT 99.1

Retail Ventures, Inc. Reports First Quarter Operating Results

Columbus, Ohio, June 9, 2005 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced its consolidated financial results for the first quarter ended April 30, 2005.

•	Net sales for the thirteen-week period ended April 30, 2005 increased 5.2% to $680.0 million from $646.3 million for the quarter ended May 1, 2004, a $33.7 million increase over the prior year’s thirteen-week period. The Company’s comparable store sales for the thirteen-week period decreased 2.5% when compared to the same period last year.

•	The net loss for the quarter was $11.5 million, or $0.32 per share on a diluted basis, compared to a net loss of $1.9 million, or $0.06 per share on a diluted basis last year.

Retail Ventures, Inc. is a leading off-price retailer currently operating 114 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 27 Filene’s Basement stores in the Northeast and 177 better-branded DSW stores in major metropolitan areas throughout the country. DSW also supplies, under supply arrangements, to 206 locations for other non-related retailers in the United States.

SOURCE: Retail Ventures, Inc.

Contact: Jim McGrady, Chief Financial Officer — (614) 478-2208

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30,	January 29,	May 1,
	2005	2005	2004
	(Unaudited)		(Unaudited)
			Restated *
ASSETS
Cash and equivalents	$14,054	$29,258	$13,679
Accounts receivable, net	15,698	7,455	10,078
Receivables from related parties	694	501	1,014
Inventories	541,610	473,051	468,970
Prepaid expenses and other assets	20,644	21,112	20,262
Deferred income taxes	65,039	64,359	50,146

Total current assets	657,739	595,736	564,149

Property and equipment, net	277,732	280,454	252,771
Goodwill	25,899	25,899	37,619
Tradenames and other intangibles, net	42,399	43,460	46,612
Deferred income taxes and other assets	39,341	37,806	33,458

Total assets	$1,043,110	$983,355	$934,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$250,227	$202,578	$200,777
Accounts payable to related parties	4,817	5,428	933
Accrued expenses	151,680	150,939	115,843
Current maturities of long-term obligations	604	611	672

Total current liabilities	407,328	359,556	318,225

Long-term obligations, net of current maturities	343,724	343,375	342,304
Other noncurrent liabilities	90,404	87,710	63,674
Shareholders’ equity	201,654	192,714	210,406

Total liabilities and shareholders’ equity	$1,043,110	$983,355	$934,609

* The Company restated its consolidated balance sheet at May 1, 2004 and the consolidated statement of operations for the quarter ended May 1, 2004 to correct certain errors in its accounting for two types of leasing transactions.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 30,	May 1,
	2005	2004
		Restated *
Net sales	$680,045	$646,300
Cost of sales	(411,653)	(386,867)

Gross profit	268,392	259,433
Selling, general and administrative expenses	(279,342)	(254,606)
License fees and other income	1,518	1,557

Operating (loss) profit	(9,432)	6,384
Interest expense, net	(9,635)	(9,395)

Loss before income taxes	(19,067)	(3,011)
Benefit for income taxes	7,608	1,062

Net loss	$(11,459)	$(1,949)

Basic and diluted loss per share:	$(0.32)	$(0.06)

Shares used in per share calculations:
Basic	36,164	33,860
Diluted	36,164	33,860

* The Company restated its consolidated balance sheet at May 1, 2004 and the consolidated statement of operations for the quarter ended May 1, 2004 to correct certain errors in its accounting for two types of leasing transactions.

Same store sales:
Value City Department Stores	(7.9)%	(1.1)%
DSW	4.4	11.0
Filene’s Basement	2.0	15.2

Total	(2.5)%	4.2%

Store count at end of period:
Value City Department Stores	114	116
DSW	177	151
Filene’s Basement	27	24

Total	318	291

** Business segments were realigned at the beginning of fiscal 2005 to reflect how the Company establishes strategic goals and manages its business. The realignment resulted in the Filene’s Basement shoe business being included within the DSW segment. The fiscal 2004 presentation has been restated to conform with this realignment.